EXHIBIT 99

                                 PRESS RELEASE


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FOR IMMEDIATE RELEASE:                                DATE: April 14, 1998
Everett, Pennsylvania


                      CARDINAL BANCORP, INC. TO AFFILIATE
                       WITH SUSQUEHANNA BANCSHARES, INC.


     Cardinal Bancorp, Inc., Everett, Pennsylvania ("Cardinal") and Susquehanna Bancshares, Inc. ("Susquehanna") (NASDQ NMS: SUSQ) announced today the execution of a definitive agreement which provides for the affiliation of Cardinal with Susquehanna. Pursuant to the definitive agreement, Susquehanna will acquire Cardinal and its wholly-owned subsidiary, First American National Bank of Pennsylvania ("FANBP") for approximately 1,267,200 shares of Susquehanna common stock which, based upon the closing price of Susquehanna common stock as of April 13, 1998, represents approximately $46.72 per share of each Cardinal share.

     The acquisition is subject to federal and state regulatory approvals as well as approval of the shareholders of Cardinal. Cardinal issued an option enabling Susquehanna to purchase up to 15% of all Cardinal's total, issued and then outstanding shares in the event the transaction fails to be consummated for specified reasons.

     This transaction represents Susquehanna's first venture into western Pennsylvania. FANBP is a national banking association with its headquarters in Everett and branch offices in Bedford, Breezewood, Altoona/Duncansville and Woodbury, Pennsylvania. As of December 31, 1997, FANBP had total assets of $130 million. FANBP was formed in 1902 and will continue to provide service focused on the citizens, businesses and public institutions in the communities it serves. Cardinal is traded over the counter under the symbol CADL. This acquisition is expected to qualify for pooling of interest treatment.

     Susquehanna owns five banks in Pennsylvania with $1.8 billion in assets, a bank and a savings bank in Maryland with $1.4 billion in assets and two banks in New Jersey with $0.3 billion in assets.

     On a pro forma consolidated basis at December 31, 1997, as a result of these transactions announced today, Susquehanna's assets will increase from $3.5 billion to $3.7 billion.

     Robert S. Bolinger, President of Susquehanna, and Merle W. Helsel, President of Cardinal, expressed their pleasure with the affiliation which is expected to be completed later this year. Mr. Bolinger noted that Cardinal and FANBP have a long tradition of service to the communities of Bedford County. The products offered to FANBP's customers can be significantly enhanced as a result of the addition of Susquehanna's resources. "The addition of FANBP represents Susquehanna's commitment to expand in western Pennsylvania and to help assure the continuance of community banking throughout central and western Pennsylvania. We are delighted to be welcoming FANBP's employees and customers," said Mr. Bolinger.

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Cardinal will have the right to appoint a member, from among its board of directors, to the Susquehanna board of directors.

     "I believe this is a tremendous opportunity for the customers and shareholders of Cardinal," explained Mr. Helsel. "Unlike the other bank mergers where banks lose their identity, First American will maintain its name, local board of directors and ability to serve its community with the same degree of personalized service and concern as currently exists, while being able to offer additional products and services through the resources of
Susquehanna.   Additionally, our shareholders will have increased liquidity in their stock and ownership in a dynamic financial services company." Mr. Helsel added, "Being part of Susquehanna will provide us with more ways to remain competitive with larger lending institutions and other financial service providers while providing First American a relatively unique opportunity to retain the community bank atmosphere our customers enjoy."

     Mr. Helsel and Mr. Bolinger joined together noting "We believe this affiliation will inure to the benefit of all parties. Even more importantly, we expect the communities and customers to benefit as we continue to provide the quality banking services that all of our customers have come to expect and appreciate, delivered in a friendly, personalized manner by local people through a network of 10 financial institutions with 126 community banking offices."

     Susquehanna Bancshares, Inc. is the holding company for Citizens National Bank of Southern Pennsylvania, Greencastle, Pa; Equity National Bank, Marlton, NJ; Farmers & Merchants Bank and Trust, Hagerstown, Md; Farmers First Bank, Lititz, Pa; Farmers National Bank, Mullica Hill, NJ; First National Trust Bank, Sunbury, Pa; Founders' Bank, Bryn Mawr, Pa; Susquehanna Bank, Baltimore, Md; Williamsport National Bank, Williamsport, Pa; Susquehanna Bancshares Life Insurance Company, Lititz, Pa; and Susque-Bancshares Leasing Co., Inc., Lititz, Pa.

     Susquehanna Bancshares, Inc.'s common stock is listed on the NASDAQ National Market System under the symbol SUSQ.


                                            Merle W. Helsel
                                            President and C.E.O.
                                            CARDINAL BANCORP, INC.
                                            Office: (814) 652-4102